EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Investor Relations Contact(s):	Press and Industry Analyst(s):
Robert Strickland	Janine Roth
Chief Financial Officer	Vice President Corporate Development
925-245-3413 (voice)	925-245-3400 (voice)
925-245-3510 (fax)	925-960-0427 (fax)
investor.relations@adept.com	janine.roth@adept.com

ADEPT TECHNOLOGY, INC. REPORTS 20% REVENUE INCREASE IN FIRST HALF OF FISCAL 2006

SECOND QUARTER RESULTS REFLECT MARKET ACCEPTANCE OF NEW PRODUCTS

LIVERMORE, CA, February 2, 2006—Adept Technology, Inc. (Nasdaq: ADEP) today announced results of its operations for its second quarter of fiscal 2006 which ended December 31, 2005. Revenues were $13.0 million, an increase of $1.2 million or 10.1% over the comparable period in fiscal 2005. Gross margin for the second quarter 2006 was $6.8 million, an increase of $1.5 million or 28.5% from the same period of the prior year. Adept reported net loss of $10,000 for the three months ended December 31, 2005, versus net income of $60,000 for the same period a year ago. The results compared with the same quarter in fiscal 2005 are highlighted in the table below.

The Company adopted the requirements of FAS 123R to begin expensing stock option grants and share purchases under its employee stock purchase plan effective with the start of fiscal 2006. The resulting charge to the income statement amounted to $213,000 for the second quarter.

Time Period	Revenues	Gross Margin	Gross Margin %	Operating Income (Loss)	Net Income	Basic Earnings Per Share
Current quarter: Q2-06	$12,979	$6,840	52.7%	$201	$(10)	$0.00
Prior year’s quarter: Q2-05	$11,785	$5,324	45.2%	$(139)	$60	$0.01
% Change from Q2-05 to Q2-06	10.1%	28.5%	16.6%	244%	NM	(100)%

Revenues for the six months ended December 31, 2005 were $27.6 million, an increase of $4.5 million or 19.7% over the comparable period in fiscal 2005. Gross margin for the first half of fiscal 2006 was $14.3 million, an increase of $3.5 million or 32.7% from the same period of the prior year. During the six months ended December 31, 2005, Adept reported net income of $150,000, or $0.02 per basic share, compared with $100,000, or $0.02 per basic share, for the same period a year ago. The results compared with the first six months of fiscal 2005 are highlighted in the table below.

The Company adopted the requirements of FAS 123R to begin expensing stock option grants and share purchases under its employee stock purchase plan effective with the start of fiscal 2006. The resulting charge to the income statement amounted to $448,000 for the first half of fiscal 2006.

Time Period	Revenues	Gross Margin	Gross Margin %	Operating Income (Loss)	Net Income	Basic Earnings Per Share
Current year: First Half-06	$27,620	$14,314	51.8%	$559	$150	$0.02
Prior year’s First Half: 1H-05	$23,078	$10,790	46.8%	$(133)	$100	$0.02
% Change from 1H-05 to 1H-06	19.7%	32.7%	10.7%	520%	50%	--

“First half revenues and bookings were both up 20% in fiscal 2006 from last year, and the quarter’s gross margins improved again to 52.7%.” said Robert Bucher, CEO of Adept Technology, Inc. “Adept Cobra 600 and 800 SCARA robot deliveries exceeded 200 units in the quarter and orders for the 6-axis Adept Viper, especially the new s850 clean room robot designed for food packaging and wash-down environments, were exceptional. First production Adept Python linear robots were delivered to Asia and the advanced Adept Smart SERVO MotionBLOX 10 and 40 products increased Adept’s market share in motion and vision guidance.”

“Adept’s Service business continued its momentum. First half revenue increased 65% versus the first half of fiscal 2005. Q2 service spares revenue saw a 20% increase over Q1 delivery and a new Smart SERVO control system upgrade for the over 10,000 Adept legacy robots was introduced and delivered.”

Bucher continued, “Overall we head into Q3 with a stronger backlog, delivered by an over $15 million combined US and European bookings quarter. The first half of our fiscal year has been traditionally Adept’s seasonally weak half, but the overall results signal positive traction from major first half investments in new products, expanded distribution and proactive marketing.”

Details of the Second Quarter and First Half

Business Highlights

•
On November 15, 2005, Adept Technology, Inc. resumed trading on the NASDAQ National Market, an important step in our 18-month recovery program to deliver financial stability and growth to our shareholders.

•
Becton Dickinson chose Adept as the robotic supplier for its BD Viper system for in vitro diagnostic applications. Becton Dickinson and other medical and life sciences applications are a key market for Adept’s portfolio of Robotic and Control products.

•
Parker Hannifin and Adept announced the availability of a co-developed linear robot family. The Adept Python modules combined with Adept Smart SERVO MotionBLOX represent a major advancement in automation for manufacturing applications that require superior precision, strength and reliability.

Statement of Operations Highlights - Three and six months ended December 31, 2005

•
Revenues for the second quarter and first half of fiscal 2006 increased 10.1% and 19.7%, respectively, from the comparable periods of fiscal 2005. The revenue increases resulted from Robotics sales in 4-axis Cobra and new 6-axis Viper robots and continued momentum in Service spare parts and new products for the legacy and remanufactured robots segment.

•
Gross margin was 52.7% in the second quarter of fiscal 2006 compared to 45.2% in the same quarter of fiscal 2005. For the first half, gross margin was 51.8% in fiscal 2006 as compared with 46.8% in fiscal 2005. The gross margin improvement resulted from a sales mix favoring higher margin products, as well as improved robot component designs with reduced cost, increased outsourcing of robot subassemblies, and reduced manufacturing overhead costs.

•
Research & Development (R&D) expense in the second quarter and first half of fiscal 2006 increased 11.3% and 12.9%, respectively, from the comparable periods of fiscal 2005. The growth in R&D outlays was the result primarily of increased expenditures for software development activities.

•
Selling, General & Administrative (SG&A) expense increased 26.2% and 31.2%, respectively, in the second quarter and first half of 2006 as compared with the same periods of 2005. The increases are primarily due to new product launches, increased marketing activities and an expanded sales force, plus expenses related to the company’s reincorporation in Delaware, FAS 123R stock compensation charges and re-listing on the Nasdaq National Market.

•
Currency exchange loss in the second quarter of fiscal 2006 was $204,000 as compared with a gain of $241,000 in the second quarter of fiscal 2005. The exchange loss for the first half of 2006 was $368,000 as compared with a gain of $324,000 for the first half of 2005. The currency exchange gains and losses are primarily related to movement in the Euro as compared with the U.S. Dollar, with the dollar weakening over the first half of 2005 (resulting in gains) and strengthening in the first half of 2006 (leading to losses).

Balance Sheet Highlights - December 31, 2005

•
Adept’s cash and short-term investment balance at December 31, 2005 was $2.9 million as compared to $5.3 million at June 30, 2005. The principal reason for the reduced cash position was the increase in its accounts receivable

•
Net accounts receivable at December 31, 2005 was $14.0 million, an increase of $2.8 million or 25% from the balance at June 30, 2005. The increase in trade receivables is in current account balances, as past due balances have declined since June, and cash is expected to improve as the current balances are collected.

•	Inventories at December 31, 2005 were $9.9 million, a decrease of $285,000 or 2.8%, from $10.2 million at June 30, 2005.

Analyst Conference Call and Simultaneous Webcast

Robert Bucher, Chairman and Chief Executive Officer and Robert Strickland, Vice President and Chief Financial Officer will host an investor conference call today, February 2, 2006, at 5:00p.m. Eastern Time to review the company’s financials and operations for the second quarter of fiscal 2006. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available for five days from Thursday, February 2, 2006 to Tuesday, February 7, 2006. Listeners should call 800-652-1687 or 706-645-9291 and use CODE No. “4497392.”

About Adept Technology, Inc.

Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com

Forward-Looking Statements

Quarterly results in this press release are unaudited. This press release may contain certain forward-looking statements including statements regarding revenues, cash, margins, expenses and products that involve a number of risks and uncertainties. The company’s actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, the company’s limited cash resources, its customers’ ability to pay invoices in a timely manner; the risk that some of its customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; risks of acceptance of the company’s new or current products in the marketplace; the financial and operating risks and regulatory requirements associated with the company’s international operations; the cyclicality of capital spending of the company’s customers and lack of long-term customer contracts; the company’s dependence on the continued growth of the intelligent automation market; the company’s highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company’s products; the company’s significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company’s products; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; the company’s ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; or risks associated with variations in our gross margins based on factors which are not always in our control.

For a discussion of risk factors relating to Adept’s business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2005 and quarterly report on Form 10-Q for the quarter ended October 1, 2005 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Factors Affecting Future Operating Results contained therein.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005

Revenues	$12,979	$11,785	$27,620	$23,078
Cost of revenues	6,139	6,461	13,306	12,288
Gross margin	6,840	5,324	14,314	10,790
Operating expenses:
Research, development and engineering	1,737	1,561	3,639	3,222
Selling, general and administrative	4,853	3,844	10,018	7,637
Restructuring expenses (reversals)	-	9	-	(33)
Amortization of other intangibles	49	49	98	97
Total operating expenses	6,639	5,463	13,755	10,923

Operating income (loss)	201	(139)	559	(133)

Interest income (expense), net	(18)	(36)	(46)	(73)
Currency exchange gain (loss)	(204)	241	(368)	324

Income (loss) before income taxes	(21)	66	145	118
Provision for income taxes	(11)	6	(5)	18
Net income (loss)	$(10)	$60	$150	$100

Basic net income per share	$0.00	$0.01	$0.02	$0.02

Diluted net income per share	$0.00	$0.01	$0.02	$0.02

Basic number of shares used in
computing per share amounts:	6,178	6,073	6,158	6,031

Diluted number of shares used in
computing per share amounts:	6,847	6,381	6,782	6,319

Note: Amounts for prior periods have been reclassified to conform to present year’s presentation.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	June 30,
	2005	2005 (a)
ASSETS

Current assets:
Cash and cash equivalents	$2,923	$5,334
Accounts receivable, less allowance for doubtful accounts of
$742 at December 31, 2005 and $754 at June 30, 2005	13,989	11,184
Inventories	9,916	10,201
Prepaid expenses and other current assets	539	642

Total current assets	27,367	27,361

Property and equipment at cost	11,061	10,112
Less accumulated depreciation and amortization	9,124	8,869
Net property and equipment	1,937	1,243

Goodwill	3,176	3,176
Other intangibles, net	142	228
Other assets	211	201

Total assets	$32,833	$32,209

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$3,000	$3,000
Accounts payable	6,933	6,916
Accrued warranty	1,806	2,040
Other accrued liabilities	2,387	2,310

Total current liabilities	14,126	14,266

Commitments and contingencies

Long term liabilities	261	242

Total shareholders' equity	18,446	17,701

Total liabilities and shareholders' equity	$32,833	$32,209

(a) Based on audited information included on Form 10-K for fiscal year ended June 30, 2005.